[ARTICLE] 5
[MULTIPLIER]   1


                CONFIDENTIAL TREATMENT REQUESTED
         [*]   Denotes information for which confidential
         treatment has been requested. Confidential portions omitted have been filed separately with the Commission.


PARTNERSHIP AGREEMENT of MiCrus dated as of September 30, 1994, between Cirel Inc., a California corporation (the "CIRRUS Partner"), and MiCrus
Holdings Inc., a Delaware corporation (the "IBM
Partner").

The CIRRUS Partner and the IBM Partner desire to act as general partners in a general partnership formed for the purposes specified in
Section 2.05. To that end, the Partners desire to enter into this Agreement to set forth more fully the rights and obligations of the Partners in the Partnership.
Accordingly, the CIRRUS Partner and the IBM Partner agree as follows:
ARTICLE I
Definitions, Rules of Construction and
Documentary Conventions
SECTION 1.01.  Certain Definitions.  (a) Capitalized terms used but not defined in this Agreement shall have the respective meanings assigned to then in Appendix A.
(b)     As used herein, the term "Agreement" means this Partnership
Agreement together with any Exhibits, Schedules, Appendices and Attachments hereto.
SECTION 1.02.  Additional Definitions.  The following capitalized terms used generally in this Agreement shall have the respective meanings assigned in this Agreement:
Term    Defined in

"Breaching Partner"     Section 11.01
"Capital Account"       Section 7.01(a)
"Change of Control Procedure"   Section 10.08(a)
"CIRRUS Nominee"        Section 5.02(a)(iii)
"Claim" Section 12.04(a)
"Code"  Section 6.01(a)
"Deadlock"      Section 10.07
"Defaulting Parent"     Section 10.10
"Defaulting Partner"    Section 10.10
"Defaulting Party"      Section 10.10
"Designated Members"    Section 5.01(b)
"Governing Board"       Section 5.01(a)
"Indemnified Party"     Section 12.04(a)
"Indemnifying Party"    Section 12.04(a)
"IRS"   Section 6.02(e)
"Limiting Agreement Procedure"  Section 10.l1
"Losses"        Section 12.01(a)
"Nondefaulting Partner" Section 10.10
"Remaining Partner"     Section 11.01
"Residual Shortfall"    Section 6.01(f)
"704(b) Regulations"    Section 7.02(b)(i)
"Standard Commercial Terms and Conditions"      Section 3.01
"Tax Matters Partner"   Section 8.05(b)
SECTION 1.03.  Rules of Construction and Documentary Conventions.
The rules of construction and documentary conventions set forth in Appendix A hereto shall apply to this Agreement.
ARTICLE II
The Partnership
SECTION 2.01.  Formation.  MiCrus is formed pursuant to this
Agreement as a New York general partnership. Each of the CIRRUS Partner and the IBM Partner are admitted as, and shall be, general partners of the Partnership.
SECTION 2.02.  Name; Qualification.  (a) The name of the Partnership is "MiCrus". The Partnership may also do business under other names agreed to by the Partners.
(b) The Partnership shall, to the extent required by any applicable Governmental Rule, (i) file partnership certificates assumed name certificates, fictitious business name certificates or similar certificates with the appropriate Governmental Authorities and (ii) qualify to do business in all appropriate jurisdictions, in each case as expeditiously as possible.
(c) Each Partner shall, to the extent required by any applicable Governmental Rule, (i) qualify to do business and maintain itself in good standing in each jurisdiction where the Partnership conducts or proposes to conduct business and (ii) file assumed name certificates, fictitious business name certificates or similar certificates with the appropriate Governmental Authorities in all appropriate jurisdictions, in each case as expeditiously as possible.
SECTION 2.03.  Principal Office.  The principal office of the
Partnership shall be located at 1580 Route 52, Hopewell Junction, New York 12533, or such other place as may be designated by the Governing Board.
SECTION 2.04.  Term; Extension.  (a) The term of the Partnership shall end on December 31, 2002, unless extended by mutual agreement of the Partners or earlier terminated in accordance with Article XI. Prior to December 31, 2000, the IBM Partner and the CIRRUS Partner will meet to initiate discussions regarding a potential extension of the term of the Partnership beyond December 31, 2002. Any such extension shall be effective only upon the written agreement of each of the IBM Partner and the CIRRUS Partner and shall be on such terms and for such period as set forth in such agreement. Production by the Partnership will cease upon termination of the Partnership for any reason.
(b)     Prior to January 1, 1995, without the consent of each Partner, the Partnership shall not conduct any activities or enter into any obligations except as are specifically contemplated by the Operative Documents or as are incidental to its formation and qualification, unless responsibility for any monetary obligations arising with respect to the period prior to January 1, 1995, are adequately supported by a Partner or its Affiliates.
SECTION 2.05.  Scope of Activity.  The scope of activity of the
Partnership shall be to manufacture Semiconductor Wafers for each of the Parents consistent with the Operative Documents.
SECTION 2.06.  Powers.  The Partnership shall have all the powers now or hereafter conferred by applicable law on general partnerships formed under the laws of the State of New York and may do any and all acts and things necessary, incidental or convenient to the purpose specified in Section 2.05. Notwithstanding anything to the contrary contained in this Agreement, the Partnership shall not take any action whatsoever or incur any liability or obligation whatsoever prior to the Closing without the express prior written consent of both of the Partners.
SECTION 2.07.  Property Ownership.  Except as may otherwise be provided in this Agreement or in any Operative Document to which the Partnership is or becomes a party, (a) all assets, property and rights, whether real, personal or mixed, tangible or intangible, owned, hold or possessed by the Partnership shall be owned, held or possessed in the name of the Partnership and not any Partner, (b) all such assets, property and rights shall be deemed to be owned, held or possessed by the Partnership as an entity and (c) the Partners individually shall not have any separate ownership in such assets, property or rights. Each Partner's partnership interest in the Partnership shall be personal property for all purposes.
SECTION 2.08.  Waiver of Rights of Partition and Dissolution.  Each
Partner waives all rights it may have at any time to maintain any action for partition or sale of any Partnership assets as now or hereafter permitted under applicable law. Each Partner waives its right to seek a court decree of dissolution (other than a dissolution in accordance with Article XI) or to seek the appointment of a court receiver for the Partnership as now or hereafter permitted under applicable law. Each Partner acknowledges and agrees that Article XI provides the exclusive means for the dissolution and winding up of the Partnership by the Partners.
ARTICLE III
Business Operations
SECTION 3.01.  Business Dealings with the Partnership.  The
Partnership may enter into contracts or agreements with, and otherwise enter into transactions or dealings with, either Parent (or any of its Affiliates), and derive and retain profits therefrom. The validity of any such contract, agreement, transaction or dealing or any payment or profit related thereto or derived therefrom shall not be affected by any relationship between the Partnership and either Partner or any of their respective Affiliates (including such Parent's Affiliated Partner). The Partners acknowledge and agree that IBM will be the supplier of information processing hardware, software and services to the Partnership under IBM's then standard customer agreements at those prices and upon those other terms and conditions that IBM offers to its most favored unaffiliated customers purchasing comparable quantities, except as may be otherwise provided in the Operative Documents. The Partnership may, however, contract with third party suppliers if the Governing Board determines that any products or services are necessary or appropriate for the business of the Partnership and are not reasonably available from IBM. Unless otherwise approved by the Partners or otherwise expressly provided in the Operative Documents, all business dealings of the Partnership with a Parent and its Subsidiaries shall be on Standard Commercial Terms and Conditions which shall mean those commercial terms and conditions that are not more favorable in any material respect to either party to the commercial transaction to which such terms and conditions apply than would customarily apply between two unaffiliated parties in a commercial transaction involving comparable types and quantities of goods or services.
SECTION 3.02.  Other Activities.  Each Partner (for itself and on behalf of the Partnership) acknowledges and agrees that:
(a)     the other Partner's Parent and any of its Affiliates (other than the other Partner) may engage in other business ventures and dealings of every nature, independently or with others, including within the scope of the activities of the Partnership and whether or not competitive with the business of the Partnership (or any of its
Affiliates) or of such Partner's Parent (or any of its Affiliates) and regardless of the effect on the Partnership, and none of the Partnership
(nor any of its Affiliates) nor such Partner's Parent (nor any of its Affiliates) shall have any rights in such ventures or dealings or to the income and profits derived therefrom;
(b)     the other Partner's Parent and its Affiliates, any of their respective employees, including any Seconded Employee or Liaison Representative, and any member of the Governing Board appointed by the other Partner shall not be obligated to refer to the Partnership any business opportunity presented to or developed by any of them; and
(c)     it will not conduct any business or other activity other than being a general partner of the Partnership and performing its obligations under the Operative Documents to which it is or becomes a party.
SECTION 3.03.  Waiver of Conflict of Interest, etc.  (a) Subject to
the terms of Section 3.03(b), each Partner (for itself and on behalf of the Partnership) hereby:
(i)     waives any claim or cause of action against each of the
other Partner, such other Partner's Affiliates, any member of the
Governing Board appointed by such other Partner and any employee of such other Partner or any of its Affiliates (including any Seconded Employee or Liaison Representative) that may from time to time arise in respect of a breach of any duty to the Partnership or any of its Subsidiaries by any such Person as a result of a conflict of interest between the Partnership or any of its Subsidiaries and such other Partner or any of its
Affiliates other than the breach of a duty expressly imposed pursuant to an Operative Document or other agreement to which the Partnership and the other Partner's Parent or any of its Affiliates are parties;
(ii)    acknowledges and agrees that, except as expressly required by the Operative Documents, (i) in the event of any conflict of interest between the Partnership or any of its Subsidiaries and the other Partner or any of its Affiliates that may from time to time arise, each of such other Partner, such other Partner's Affiliates, any member of the
Governing Board appointed by such other Partner and any employee of such other Partner or any of its Affiliates (including any Seconded Employee or Liaison Representative) may act in the best interests of such other
Partner or any of its Affiliates and (ii) each such Person shall not be obligated (A) to reveal to the Partnership or any of its Subsidiaries confidential information belonging to or relating to the business of such other Partner or any of its Affiliates or (B) to recommend or take any action in its capacity as such Partner, member of the Governing Board or employee (including as a Seconded Employee or Liaison Representative), as
the case may be, that prefers the interests of the Partnership or any of its Subsidiaries over the interests of such other Partner or any of its Affiliates; provided, however, that all business dealings of the
Partnership with a Parent and its Subsidiaries shall be on Standard
Commercial Terms and Conditions, except as otherwise expressly provided in an Operative Document; and
(iii)   acknowledges and agrees that, to the fullest extent
permitted by applicable law, the other Partner and any member of the
Governing Board appointed by such other Partner and any employee of such other Partner or employee of any of its Affiliates shall not, now or in the future, be liable, responsible or accountable in damages or otherwise to such Partner or the Partnership for any acts reasonably believed by such other Partner, member of the Governing Board or employee to be within the scope of the authority conferred on such Person by this
Agreement, or for such Person's failure or refusal to perform any act except those expressly required by the terms of this Agreement, or for such Person's performance of, or omission to perform, any acts on advice of the Accountants or legal counsel for the Partnership, or for such
Person's performance of any acts required by or such Person's omission to perform any acts prohibited by, any Governmental Rule.
(b)     Each Partner agrees that the waivers, acknowledgments and
agreements set forth in Section 3.03(a) shall not apply to (i) any act of fraud, gross negligence or willful misconduct by any member of the Governing Board in the performance of his duties as a member of the Governing Board or
(ii) any alleged claim or cause of action against a Partner, any of such Partner's Affiliates or any of their respective employees based upon the breach or nonperformance by such Person of an express contractual undertaking in an Operative Document.
SECTION 3.04.  Business Plans and Related Matters.  (a) Initial and
Subsequent Business Plans. (i) The Initial Business Plan of the Partnership for the five year period commencing on January 1, 1995, shall be mutually agreed upon by the Partners in writing and delivered by them at the Closing.
(ii)    The Partners acknowledge that the Initial Business Plan
and each successive updated Business Plan will represent their then current estimate of the proposed operations of the Partnership, and that the failure to meet any of the projections, goals or milestones in such
Plan shall not, in and of itself, constitute a default by the Partnership or either Partner.
(iii)   An updated Business Plan covering the immediately
succeeding 12-month period complying with Section 3.04(b) shall be prepared prior to the commencement of each fiscal quarter of the
Partnership under the direction of the Chief Executive Officer and submitted to the Governing Board and the Partners for review and approval not later than [*] prior to the commencement of each fiscal quarter or
[*] before the commencement of each fiscal year.
(iv)     When the proposed Business Plan for a 12-month period is
approved by the Governing Board and the Partners, it shall constitute the Business Plan and the Partnership and its officers and employees shall implement such Business Plan, which shall be the basis of the
Partnership's operations for such 12-month period, except to the extent such Business Plan is superseded by a subsequently adopted 12-month
Business Plan.
(v)     The Partnership shall not adopt or be governed by any
overall business plan or budget other than a Business Plan approved by the Governing Board and the Partners and meeting the requirements of
Section 3.04(b).
(b)     Form and Scope.  Each Business Plan (other than the Initial
Business Plan) shall contain (i) an annual operating budget for the Partnership for the relevant 12-month period, containing projections of consolidated income and loss, cash flow and ending balance sheets for such 12-month period, (ii) a business plan (including a narrative description) for the Partnership relating to the relevant 12-month period setting forth in reasonable detail the financial plan, executive compensation and benefits, if any, capital expenditures, expense budgets and manufacturing objectives, and
(iii) projections for the same items described in clauses (i) and (ii) for the immediately succeeding 12-month period. Each Business Plan also shall contain a statement of long-range (5-year) strategy and medium-range (2-year) tactics detailing quantitative and qualitative goals for the Partnership and relating attainment of those goals to the Partnership's manufacturing objectives. No Business Plan shall be deemed to be an amendment of this Agreement.
(c)     Approval.  Each Partner shall and shall request the members of the Governing Board appointed by it to cooperate in good faith to finalize and approve any Business Plan proposed pursuant to Section 3.04(a) by the fifteenth day before the beginning of the 12-month period to which such proposed Business Plan relates. Pending approval by the Governing Board and the Partners of any proposed Business Plan, the current Business Plan shall continue in effect.
SECTION 3.05.  Intellectual Property.  (a) The Partners shall cause the Partnership to take all reasonable steps necessary to avoid designing or developing any item that infringes or otherwise makes unauthorized use of any of the Intellectual Property rights of any Person (other than the Partnership and its Subsidiaries).
(b)     All Intellectual Property developed by or for the Partnership shall be the property of IBM, subject to certain ownership and license rights in favor of CIRRUS set forth in the Confidentiality and Inventions Agreements. Each Partner shall have the right to secure all statutory protection for such Intellectual Property (if any), that such Partner shall own in accordance with the Confidentiality and Inventions Agreements, including appropriate copyright, patent and trademark registrations.
(c) Except as may be expressly provided in the Operative Documents, nothing in this Agreement shall be construed as conferring on the Partnership or either Partner the right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of either Parent (or any of such Parent's Affiliates), including any contraction, abbreviation or simulation of any of the foregoing.
ARTICLE IV
Actions by the Partners
SECTION 4.01.  Matters Requiring the Consent of the Partners.  (a)
Subject to Section 4.01(d), no action may be taken by or on behalf of the Partnership in connection with any of the following matters without the prior written consent of each Partner:
(1)     any amendment to or renewal of this Agreement or any
Operative Document between the Partnership and a Parent or other
Affiliate of either Partner;
(2)     with respect to the Partnership or any of its
Subsidiaries, (A) the voluntary commencement of any proceeding or the voluntary filing of any petition seeking relief under Title 11 of the
United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (B) the consent to the institution of, or causing it to fail to contest in a timely and appropriate manner, any involuntary proceeding or any involuntary filing of any petition of the type described in clause (A) above, (C) the application for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it, or for a substantial part of its property or assets,
(D) the filing of an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) the consent to any order for relief issued with respect to any such proceeding, (F) the making of a general assignment for the benefit of creditors,
(G) admitting in writing its inability or causing it to fail generally to pay its debts as they become due or (H) taking any action for the purpose of effecting any of the foregoing;
(3)     the merger or consolidation of the Partnership or any of
its Subsidiaries with any Person;
(4)     the winding up, dissolution or liquidation of the
Partnership or any of its Subsidiaries (other than the dissolution of the Partnership pursuant to and as contemplated by Article XI);
(5)     the admission of another Partner (except for a transfer of an interest in the Partnership to a Subsidiary of either Parent);
(6)     with respect to the Partnership or any of its
Subsidiaries, (i) the acquisition of or investment in any corporation, partnership or joint venture with any Person, (ii) the creation of any direct or indirect Subsidiary of the Partnership or (iii) the acquisition or sale of assets in any single transaction or in a series of related transactions (other than as set forth in the Initial Business Plan or a subsequently approved Business Plan) in an amount in excess of [*].
(7)     the approval of any transaction between the Partnership
and either Parent or its Affiliates (other than transactions described in an Operative Document, the Initial Business Plan or a subsequently approved Business Plan) if such transaction in either not (i) on Standard Commercial Terms and Conditions (except as expressly provided in an
Operative Document) or (ii) in the ordinary course of the Partnership's business and such transaction and all related transactions with such
Parent or its Affiliates have an aggregate value exceeding [*].
(8)     the approval of or any amendment to the then current
Business Plan of the Partnership (including any revisions or updates thereto pursuant to Section 3.04); and
(9)     any reduction in force of the employees of the Partnership by [*] or more in a single lay-off or employee termination or a series of related lay-offs or employee terminations; provided, however, the
Governing Board may take any such action without the consent of each
Partner when such action is necessitated by the financial condition of the Partnership.
(b)     Each Partner shall designate one individual who shall be
authorized to act on behalf of such Partner in connection with consents or approvals necessary or appropriate under Section 4.01(a), provided that all such acts on behalf of a Partner shall be in writing. Initially such designated individuals shall be the persons designated to receive notices for each Partner pursuant to Section 2.14 of Appendix A, and any such person may be replaced by the designating Partner on notice to the other Partner in accordance with said Section 2.14. Each Partner agrees to give any consent or approval required under this Section 4.01, or to indicate that such consent or approval will not be given, within [*] days of written request by the other Partner or the Partnership.
(c) Notwithstanding the requirements of Section 4.01(a) relating to agreements between the Partnership and either Parent or its Affiliates, any question regarding a material default or alleged material default (including any question regarding a breach of representation or alleged breach of representation) under any Operative Document or other agreement between the Partnership and either Partner or its Affiliates shall be subject to the dispute resolution process in Section 2.15 of Appendix A. If such question is not thereby resolved and the material default or alleged material default (or misrepresentation or alleged misrepresentation) remains uncured, the other Partner shall have the right to enforce the subject agreement or breach of representation for the benefit of the Partnership.
(d)     If there has occurred and is continuing an Event of Default with respect to a Partner or its Parent, any action specified in
Section 4.01(a), other than an amendment to this Agreement or any other Operative Document to which the Defaulting Partner or Parent may be a party (not including the Initial Business Plan or any subsequent Business Plan or any schedules or exhibits to any of the Operative Documents (other than any such exhibit that may require the agreement of such Defaulting Partner or Parent by its terms)), may be taken by or on behalf of the Partnership by the Nondefaulting Partner without the consent of the Defaulting Partner if the Nondefaulting Partner has exercised its right to reduce the number of members of the Governing Board appointed by the Defaulting Partner pursuant to
Section 5.01(b)(xii).
SECTION 4.02.  Matters Requiring the Consent of a Partner.  (a) No
action may be taken by or on behalf of the Partnership in connection with the following matters without the prior written consent of the relevant Partner:
(1)     the issuance of any public release, announcement or
document by the Partnership or any of its Subsidiaries that refers to
CIRRUS or IBM or any of their respective Subsidiaries (other than a general reference to CIRRUS's or IBM's affiliation with the Partnership), except as may be required by any Governmental Rule, in which case the Partnership shall allow such Partner reasonable time to comment on such release, announcement or document in advance of such issuance, and shall use reasonable efforts in good faith to accept the reasonable and good faith comments of such Partner; and
(2)     the incurrence of Indebtedness by the Partnership or any
of its Subsidiaries which in not expressly without recourse to the
Partners, whether by law or contract (unless such Indebtedness is recourse only to the Partner that has consented in writing to the incurrence of such Indebtedness).
(b)     Each Partner shall designate one individual who shall be
authorized to approve the issuance of any public release, announcement or document referred to in Section 4.02(a)(1). Initially such designated individuals shall be the persons designated to receive notices for each Partner pursuant to Section 2.14 of Appendix A, and any such person may be replaced by the designating Partner on notice to the other Partner in accordance with said Section 2.14. Each Partner agrees to give any approval required under this Section 4.02, or to indicate that such approval will not be given, within 30 days of written request by the other Partner or the Partnership.
SECTION 4.03.  Restrictions on Partners.  Neither Partner may,
without the prior written consent of the other Partner:
(a)     confess a Judgment against the Partnership;
(b)     except as contemplated by Section 8.05(b) or (c), make any agreement on behalf of or otherwise purport to bind the other Partner or the Partnership;
(c)     do any act in contravention of this Agreement;
(d)     except as contemplated by Article XI, dispose of the good will or the business of the Partnership;
(e)     assign the property of the Partnership in trust for creditors or on the assignee's promise to pay any Indebtedness of the Partnership;
(f)     submit a Partnership claim or liability to arbitration or
reference; or
(g)     release the other Partner from its obligations under this
Agreement.
ARTICLE V
Management and Operations of Partnership
SECTION 5.01.  The Governing Board.  (a) General.  (i)  Except as
otherwise provided herein, complete and exclusive power to direct and control the Partnership is delegated to a governing committee of six individuals appointed an provided in this Article V (the "Governing Board"). The Partnership shall be operated on a day-to-day basis by its officers and employees, governed by the Governing Board.
(ii)    Subject to Article IV, the Governing Board is authorized
and directed, as soon as practicable, to delegate to the Chief Executive Officer responsibility for the day-to-day operation of the Partnership's business. Schedule 5.01 sets forth those responsibilities that shall initially be delegated to the Chief Executive Officer (subject to revision from time to time by the Governing Board in response to the Partnership's operating requirements). Any power not delegated pursuant to a policy of delegation adopted by the Governing Board shall remain with the Governing Board.  Approval by or action taken by the Governing
Board in accordance with this Agreement shall constitute approval or action by the Partnership.
(b)     Members of the Governing Board; Voting; etc.  (i) Subject
to Section 5.01(b)(xii) and Section 10.11(d), the IBM Partner shall appoint three members, and the CIRRUS Partner shall appoint two members, of the Governing Board. All such members appointed by either Partner are referred to herein an the "Designated Members".
(ii)    Each Partner shall be entitled to name an alternate member
(who shall be reasonably satisfactory to the other Partner) to serve in the place of any Designated Member appointed by such Partner should any such Designated Member not be able to attend a meeting or meetings.
(iii)   Each Designated Member or alternate member shall
serve at the pleasure of the designating Partner and may be removed as such, with or without cause, and his successor designated, by the designating Partner.
(iv)    Each Partner shall bear any cost incurred by any
Designated Member designated by it to serve on the Governing Board, and no member of the Governing Board shall be entitled to compensation from the Partnership for serving in such capacity.
(v)     Each Partner shall notify the other Partner and the
Partnership of the name, business address and business telephone and facsimile numbers of each Designated Member and each alternate member that such Partner has appointed to the Governing Board.  Each Partner shall promptly notify the other Partner and the Partnership of any change-in such Partner's appointments or of any change in any such address or number.
(vi)    The sixth member of the Governing Board will be, ex
officio, the Chief Executive Officer of the Partnership from time to time, who will not be entitled to vote at meetings of the Governing
Board.  Upon ceasing to be Chief Executive Officer for any reason, such person shall automatically cease to be a member of the Governing Board.
The Partnership shall bear any cost incurred by the Chief Executive
Officer to serve on the Governing Board.  The Chief Executive Officer shall not be entitled to any additional compensation from the Partnership for serving as a member of the Governing Board.
(vii)   For purposes of any approval or action taken by the
Governing Board, each member of the Governing Board (with the exception of the Chief Executive Officer) shall have one vote.  Subject to
Section 5.01(c)(v), a majority of the votes eligible to be cast at any meeting shall be required for purposes of approving any action to be taken by the Governing Board at such meeting.
(viii)  At any meeting of the Governing Board, a Designated
Member, in the absence of another Designated Member appointed by the same Partner or an alternate member, may cast the vote such absent Designated Member would otherwise be entitled to cast.
(ix)    The quorum necessary for any meeting of the Governing
Board shall be those members entitled to cast a majority of the votes hold by the members of the Governing Board.  A quorum shall be deemed not to be present at any meeting for which notice was not properly given under Section 5.01(c), unless the member or members as to whom such notice was not properly given attend such meeting without protesting the lack of notice or duly execute and deliver a written waiver of notice or a written consent to the holding of such meeting.
(x)     Any action taken by a Designated Member of the Governing
Board in such Designated Member's capacity as such shall, so far as the Partners are concerned, be deemed to have been duly authorized by the
Partner that appointed such Designated Member; provided, however, that any such action shall not be deemed to be an approval, consent or agreement of such Partner for any purposes of this Agreement (including under Section 4.01), which approval, consent or agreement must be separately obtained in writing.
(xi)    Each appointment by a Partner to the Governing Board shall remain in effect until the Partner making such appointment notifies the other Partner of a change in such appointment.  The resignation or removal of a member of the Governing Board shall not invalidate any act of such member taken before the giving of such written notice of the removal or resignation of such member.
(xii)   If there has occurred and is continuing an Event of
Default with respect to a Partner or its Parent, the number of members to be appointed to the Governing Board by such Partner (and the aggregate number of votes they are entitled to cast) may be reduced at the election of the Nondefaulting Partner by two if such Partner is the IBM Partner and by one if such Partner is the CIRRUS Partner, and the total number of members of the Governing Board will be correspondingly reduced so long as such Event of Default is continuing.  Such Partner shall immediately designate which of its appointees shall be removed, failing which the other Partner may make such designation.
(c)     Meetings, Notice, etc.  (i) Meetings of the Governing
Board shall be held at the principal offices of the Partnership or at such other place as may be determined by the Governing Board.
(ii)    Regular meetings of the Governing Board shall be held at
least quarterly on such dates and at such times as shall be determined by the Governing Board.
(iii)   Notice of any regular meeting or special meeting
pursuant to Section 5.01(c)(iv) shall be given to each member and alternate member of the Governing Board by the Partnership or any Partner
at least ten Business Days prior to such meeting in the case of a meeting in person or at least five days prior to such meeting in the case of a meeting by conference telephone or similar communications equipment pursuant to Section 5.01(c)(vi).
(iv)    Special meetings of the Governing Board may be called by
any Designated Member by notice given in accordance with the notice requirements set forth in Section 5.01(c)(iii), which notice shall state the purpose or purposes for which such meeting is being called.  No action may be taken and no business may be transacted at such special meeting which is not identified in such notice unless (a) such action or business is incidental to the action or business for which the special meeting is called or (b) such action or business does not materially adversely affect either Partner or the Partnership.
(v)     The actions taken by the Governing Board at any meeting,
however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, any member as to whom it was improperly hold duly executes and delivers a written waiver of notice or a written consent to the holding of such meeting; provided, however, any member that is present at a meeting shall be deemed to have received adequate notice thereof.  A vote of the Governing Board may be taken either in a meeting of the members thereof or by written consent of the Designated Members eligible to cast a majority of the votes on the
Governing Board without a meeting, which majority for a written consent shall be required to include, at a minimum, one member of the Governing
Board appointed by each Partner.
(vi)    A meeting of the Governing Board may be held by conference telephone or similar communications equipment by means of which all members participating in the meeting can be heard by all other participants.  Any member of the Governing Board may elect to participate in a meeting by conference telephone or similar communications equipment upon sufficient advance notice to permit arrangements therefor to be made.
(vii)   The Governing Board shall, from time to time, elect
one of its members to preside at its meetings. The Governing Board may establish reasonable rules and regulations to (A) require officers to call meetings and perform other administrative duties, (B) limit the number and participation of observers, if any, and require them to observe confidentiality obligations and (C) otherwise provide for the keeping and distribution of minutes and other internal Governing Board governance matters not inconsistent with the terms of this Agreement.
(d)     Partners May Act.  Nothing in this Section 5.01 shall derogate from the power of the Partners, which is absolute, to agree in writing to cause the Partnership to act or refrain from acting as to any specific item or matter.
SECTION 5.02.  Officers; Employees.  (a) General.  (i) The
officers of the Partnership shall be the Chief Executive Officer and such other officers as may be determined by the Governing Board from time to time to be necessary or advisable in the conduct of the business and affairs of the Partnership. The Partnership shall at all times have a Technical Coordinator to be selected in accordance with Section 5.02(b).
Any individual may hold more than one office.  The initial officers of the Partnership are listed in Schedule 5.02.
(ii)    The Chief Executive Officer shall be appointed and shall
be subject to removal with or without cause by the Governing Board and shall be reasonably acceptable to the IBM Partner and the CIRRUS Partner.
The Chief Executive Officer will also be subject to removal as provided in Section 5.02(c).
(iii)   The CIRRUS Partner shall have the right to nominate
for appointment by the Governing Board one of the senior members of the staff reporting to the Chief Executive Officer (the "CIRRUS Nominee"),
which person shall be reasonably acceptable to the IBM Partner.  The
CIRRUS Partner shall have the right to appoint the CIRRUS Nominee to the position of chief technical officer or chief operating officer, as determined by the CIRRUS Partner upon the nomination of the initial
Cirrus Nominee, and if such CIRRUS Nominee resigns or is removed from office, the CIRRUS Partner shall have the right to nominate a replacement CIRRUS Nominee to the same position, it being understood that, at all times, the CIRRUS Partner shall be entitled to have one CIRRUS Nominee serving on the senior staff reporting to the Chief Executive Officer but shall not have the right to have more than one CIRRUS Nominee serving on such senior staff without the agreement of the IBM Partner.  Annually, if such senior member of the staff nominated by the CIRRUS Partner is no longer acceptable to the CIRRUS Partner, the CIRRUS Partner shall have the right to nominate a replacement, who shall also be reasonably acceptable to the IBM Partner.
(iv)    Partnership officers and employees will be solely employed by the Partnership.  An officer or an employee of the Partnership or any of its Subsidiaries may not serve as an officer, employee or agent of, or be on the payroll of, or receive any other compensation from, a Partner, Parent or any of its Subsidiaries other than previously granted compensation which may vest with the passage of time or otherwise.
(v)     Employees of the Parents (or any of their Subsidiaries)
may provide services to the Partnership as Seconded Employees. Any such Seconded Employees will be solely employed by the relevant Parent (or Subsidiary), which will retain all liabilities relating to such Seconded Employees. Any Seconded Employee shall be subject to removal from all activities related to the Partnership with or without cause by the
Partner that employs or whose Subsidiaries employ such Seconded Employee.
(vi)    All officers of the Partnership shall (A) report to the
Chief Executive Officer or other officer designated by the Chief
Executive Officer (except that the Chief Executive Officer shall report to the Governing Board), (B) have the powers, duties and responsibilities set forth in this Section 5.02 or as otherwise prescribed by the
Governing Board, (C) serve for the term designated by the Governing
Board, subject to removal with or without cause by the Governing Board and as provided in Section 5.02(a)(v) and Section 5.02(c), and (D) attend meetings of the Governing Board as requested.
(vii)   The Partnership will have agreements and policies
with each of its officers, employees and consultants with respect to
(A) protection of confidential information, (B) patent and copyright assignment and (C) invention disclosure.
(b)     Chief Executive Officer.  The Chief Executive Officer shall
(i) be the chief executive officer of the Partnership who shall have the usual powers, duties and responsibilities incident thereto, subject to additions, modifications and deletions thereof from time to time by the Governing Board and those powers, duties and responsibilities specifically reserved hereunder to the Partners and the Governing Board, (ii) subject to Section 5.02(a)(iii), be responsible for the hiring and firing of all other officers of the Partnership or any of its Subsidiaries, (iii) oversee the conduct of the business and affairs of the Partnership and manage the day-to-day operations of the Partnership, subject to the control of the Partners and the Governing Board, and (iv) see that all orders and resolutions of the Partners and the Governing Board are carried into effect.
(c)     Performance Goals.  The Chief Executive Officer will be subject to a performance plan tied to attaining the production cost set forth in the Partnership's then current Business Plan. [*]
SECTION 5.03.  Insurance.  The Partnership shall maintain insurance against such liabilities and other risks associated with the conduct by the Partnership of its business and in such amounts and against such risks as agreed by the Partners, and in any event as is generally maintained by companies engaged in a business similar to that of the Partnership.
ARTICLE VI
Capital Contributions and Distributions
SECTION 6.01.  Capital Contributions.  (a) Pursuant to the
Participation Agreement, on the Initial Funding Date, each Partner shall cause the Assets (including cash) to be transferred by it to the Partnership on the Initial Funding Date so to be transferred, and each Partner shall be assigned its Percentage interest in the Partnership. The Partners agree that the aggregate fair market value of the Assets, at the time of their contribution to the Partnership (net of all liabilities secured by such Assets that the Partnership is considered to assume or take subject to under Section 752 of the Internal Revenue Code of 1986, as amended (including the regulations promulgated thereunder, the "Code")), is and will be $21,424,000 (after giving effect to any distribution to be made pursuant to Section 6.02(b)) in the case of the IBM Partner (or 52% of total capitalization) and $19,776,000 in the case of the CIRRUS Partner (or 48% of total capitalization).
(b)     The Partners shall each make equal additional capital
contributions in cash in respect of estimated requirements of the Partnership following the Initial Funding Date as set forth in the Initial Business Plan. Such additional contributions shall be made on the dates and in the respective amounts reflected an Schedule 6.01(b).
(c)     Upon receipt of at least five Business Days written notice from the Governing Board, the IBM Partner shall make additional contributions from time to time during the period ending on December 31, 1995, up to an aggregate amount equal to the lesser of (i) the excess, if any, of (A) the Partnership's Cost incurred in connection with the manufacture of Semiconductor Wafers to be purchased by IBM and by CIRRUS pursuant to the IBM Sales Agreement and the CIRRUS Sales Agreement during the period ending on December 31, 1995, over
(B) the sum of the amounts payable by CIRRUS pursuant to Section 8.2 of the CIRRUS Sales Agreement (without any reduction or modification pursuant to
Section 8.9 of the CIRRUS Sales Agreement) and by IBM pursuant to Section 8.2 of the IBM Sales Agreement and (ii) [*].
(d)     In the event that, in accordance with Section 8.9 of the CIRRUS
Sales Agreement, CIRRUS becomes entitled to purchase Semiconductor Wafers for [*] plus amounts payable pursuant to Sections 5.1, 8.4 and l3 of the CIRRUS Sales Agreement, the IBM Partner, upon receipt of at least five Business Days written notice from the Governing Board, shall make additional capital contributions as required in an aggregate amount equal to the difference between the aggregate amount payable by CIRRUS for such Semiconductor Wafers purchased pursuant to Section 8.9 of the CIRRUS Sales Agreement and the aggregate amount that would have been payable by CIRRUS for such Semiconductor Wafers if said Section 8.9 had not been applicable.
(e)     In the event that, in accordance with Section 8.07 of this
Agreement, any costs incurred by the Partnership with respect to Indebtedness specifically attributable to the IBM Partner's partnership interest (or any costs incurred or revenues or gains recognized by the Partnership with respect to assets acquired with such Indebtedness) are treated as attributable solely to product to be purchased by IBM pursuant to Section 8.3 of the IBM Sales Agreement, the IBM Partner, upon receipt of at least five Business Days written notice from the Governing Board, shall make additional capital contributions as required in an aggregate amount equal to the difference between the price received by the Partnership for such product under the IBM Sales Agreement and the total cost of such product, including the total costs (net of total revenues or gains) allocated under Section 8.07 of this Agreement to the cost of such product.
(f)     Upon receipt of at least 10 Business Days written notice from the Governing Board given at any time after the Initial Funding Date, each Partner shall make additional capital contributions in cash from time to time in an amount equal to 50 percent of the Residual Shortfall of the Partnership; provided, however, in the event that the Cirrus Sales Agreement has been terminated for any of the reasons specified in Section 12 thereof arising from a default or breach by CIRRUS or the CIRRUS Partner and the Partnership has not been dissolved, the CIRRUS Partner shall be responsible for that portion of the Residual Shortfall equal to the sum of (i) the amount CIRRUS would have been required to pay pursuant to Section 7.14 of the CIRRUS Sales Agreement and (ii) 50 percent of any remaining Residual Shortfall; and provided, further, however, in the event that the IBM Sales Agreement has been terminated for any of the reasons specified in Section 12 thereof arising from a default or breach by IBM or the IBM Partner and the Partnership has not been dissolved, the IBM Partner shall be responsible for that portion of the Residual Shortfall equal to the sum of (i) the amount IBM would have been required to pay pursuant to Section 7.5 of the IBM Sales Agreement and
(ii) 50% of any remaining Residual Shortfall. As used herein, the term "Residual Shortfall" means the excess, if any, of (i) the total expenses of the Partnership incurred in connection with its operations as contemplated by the Operative Documents including the Initial Business Plan and subsequent Business Plans over (ii) the sum of (A) the amounts payable therefor by CIRRUS and IBM pursuant to the CIRRUS Sales Agreement and the IBM Sales Agreement (after taking into account all adjustments and credits to payments provided for in the CIRRUS Sales Agreement and the IBM Sales Agreement) plus
(B) amounts required to be contributed by the Partners pursuant to
Sections 6.01(c), (d) and (e); provided, however, "Residual Shortfall" shall exclude obligations for extraordinary third-party liabilities arising from matters such an torts or environmental claims in an amount per occurrence in excess of [*] and provided, further, however, that the foregoing exclusion from "Residual Shortfall" shall not apply to claims against the Partnership by IBM for indemnification pursuant to Section 30 of the IBM Real Estate Lease. Residual Shortfall shall include the amount (if any) by which the balance referred to in Section 6.01(c)(i) exceeds [*].
(g)     No further capital contributions shall be required, unless otherwise agreed upon by the Partners in writing, in which case such additional contributions shall be made in equal amounts.
SECTION 6.02.  Distributions.  (a) General.  Subject to
Sections 6.02(b), 6.02(c), 6.02(d), 6.02(e) and 11.04, all distributions of Partnership cash or other property to the Partners shall be made at the times and in the amounts determined by the Governing Board. Except as provided in this Section 6.02 and Section 11.04, each distribution to the Partners shall be made pro rata in accordance with their respective Percentages.
(b)     Special Distribution on Initial Funding Date.  On the Initial
Funding Date, the Partnership shall make a distribution in cash to the IBM Partner in an amount equal to the excess, if any, of the aggregate fair market value of the Assets to be contributed by the IBM Partner over [*]. The Partnership shall comply with Treasury Regulation Sections 1.707-3 through 1.707-8 with respect to such compensatory distribution.
(c) Special Distributions to Adjust Certain Post-Closing Capital Contributions. In the event that either Partner makes any capital contribution in an amount set forth in a written notice issued by the Governing Board pursuant to Section 6.01(c), (d), (e) or (f) and the amount set forth in such written notice is subsequently determined to have been greater than the amount required as correctly calculated under
Section 6.01(c), (d), (e) or (f), a distribution shall be made to such Partner in the amount of such excess capital contribution.
(d)     Mandatory Distributions for Taxes.  To the extent of available cash and cash equivalents, the Partnership shall make distributions in respect of each Fiscal Year to the Partners pro rata in accordance with the allocation of Net Profits and Net Losses as set out in Section 7.02(a) to the extent necessary to most the Partners' aggregate Federal, state and local income tax liabilities with respect to such Fiscal Year (including estimated payments), calculated as if the highest marginal statutory Federal and New York State and local corporate rates were applicable to each Partner for all periods, in respect of Net Profits for such Fiscal Year. Any distributions required pursuant to this Section 6.02(d) shall be made within a reasonable time prior to the due date of any such tax payment.
(e)     Reallocation of Gross Income.  To the extent of a reallocation of gross income from a Partner (or an Affiliate of a Partner) to the Partnership which is specially allocated under Section 7.02(c) of this Agreement, the Partnership shall seek approval from the Internal Revenue Service ("IRS") to establish an appropriate account receivable from the Partner (or an Affiliate of the Partner) under the principles of Rev.
Proc. 65-17. Furthermore, any payment of an account receivable established under the principles of Rev. Proc. 65-17 shall, when received by the Partnership, be distributed to the Partner to which the income was specially allocated under Section 7.02(c) of this Agreement. In the event that no such account receivable is established, the Partnership shall be deemed to have distributed an amount to such Partner equal to the income which was specially allocated to that Partner under Section 7.02(c) of this Agreement.
SECTION 6.03.  No Interest.  No interest shall be payable to the
Partners on their capital contributions or otherwise in respect of the capital of the Partnership.
SECTION 6.04.  Withdrawal of Capital.  No Partner shall be entitled to withdraw capital or receive distributions except as specifically provided herein.
ARTICLE VII
Capital Accounts and Allocations of
Profit and Loss
SECTION 7.01.  Capital Accounts.  (a) The Partnership shall
establish and maintain for each Partner on the books of the Partnership a capital account ("Capital Account") in accordance with Treasury Regulation
Section 1.704-1(b)(2)(iv)(b). A Partner's initial Capital Account shall be increased (without duplication) by (i) the amount of any cash contributions made by or on behalf of such Partner to the Partnership, (ii) the fair market value of any property contributed by or on behalf of such Partner to the Partnership (net of any liabilities secured by such property that the Partnership in considered to assume or take subject to under Code
Section 752), and (iii) the amount of all Net Profits (or items thereof) allocated to such Partner pursuant to Sections 7.02 and 7.04; and a Partner's Capital Account shall be decreased by (x) the amount of any Net Losses (or items thereof) allocated to such Partner pursuant to Section 7.02 and (y) all amounts distributed by the Partnership to such Partner (including the fair market value of any property distributed in kind, net of all liabilities secured by such property that such Partner is considered to assume or take subject to under Code Section 752). Immediately following the Initial Funding Date and after giving effect to the special distribution to the IBM Partner pursuant to Section 6.02(b), the Capital Account of the IBM Partner shall have a credit balance of [*], or 52% of the total capitalization of the Partnership, and the Capital Account of the CIRRUS Partner shall have a credit balance of [*], or 48% of the total capitalization of the Partnership.
(b)     Upon the occurrence of any event specified in Treasury
Regulation Section 1.704-1(b)(2)(iv)(f), the Capital Accounts of the Partners may (subject to both Partners' consent, which consent shall not be unreasonably delayed or withheld) be adjusted to reflect the fair market value of the Partnership's property at such time and in such manner as provided in such Regulation.
(c)     In the event that any interest in the Partnership in accordance with the provisions hereof is transferred, the transferee of such interest shall succeed to the portion of the transferor's Capital Account attributable to such interest.
SECTION 7.02. Allocation of Net Profits and Net Losses.  (a)
General. Subject to Sections 7.02(b) and 7.02(c), the Net Profits and Net Losses of the Partnership for each Fiscal Year shall be allocated to the Partners pro rata in accordance with their respective Percentages.
(b)     Special Allocations.  Special allocations of specific items of income, gain, loss or deduction may be required for any Fiscal Year as follows:
(i)     items of income and gain shall be allocated between the
Partners at such time and in such amounts as necessary to satisfy the
"minimum gain chargeback" requirements of the Treasury Regulations promulgated under Code Section 704(b) (the "704(b) Regulations");
(ii)    nonrecourse deductions attributable to a "partner
nonrecourse liability" of the Partnership (as defined in the 704(b) Regulations) shall be allocated among the Partners that bear the economic risk of loss for such partner nonrecourse liability in accordance with the ratios in which such Partners share such economic risk of loss and in a manner consistent with the requirements of the 704(b) Regulations;
(iii)   items of income, gain, loss and deduction shall be
allocated to the extent required to satisfy the "qualified income offset" provisions of the 704(b) Regulations;
(iv)    in the event that the IBM Partner is required to make
capital contributions to the Partnership pursuant to Section 6.01(c), (d)
or (e), an aggregate amount of losses equal to the aggregate amount of said contributions shall be allocated solely to the IBM Partner;
(v)     in the event that the Partners are required to make
capital contributions to the Partnership in respect of Residual
Shortfalls pursuant to Section 6.01(f), an aggregate amount of losses equal to the aggregate amount of said contributions shall be allocated in the same proportion to the IBM Partner and the Cirrus Partner; and
(vi)    in the event that the Partnership is required to make
distributions to either Partner pursuant to Section 6.02(c), an aggregate amount of income equal to the aggregate amount of said distributions shall be allocated solely to such Partner.
(c) Reallocations Between the Partnership and a Partner. Any redistribution reapportionment or reallocation of gross income, deductions, credits or allowances between the Partnership and a Partner (or Affiliate of such Partner) effected pursuant to Code Section 482 (along with any penalties, charges, interest or additions relating thereto) with respect to any transaction between the Partnership and such Partner (or Affiliate of such Partner) shall be allocated in full to such Partner. The Partner to which reallocations under this Section 7.02(c) are made (as well as such Partner's Parent and Affiliates) shall indemnify and hold harmless the other Partner (as well as such Partner's Parent and Affiliates) and the Partnership for the effects of such reallocations (including any taxes, interest, penalties, charges or other additions), as well as any effects (including any taxes, interest, penalties, charges or other additions) arising from any adjustments, cancellations or revocations by the IRS of reallocations made under this
Section 7.02(c).  If, as a result of any indemnification made pursuant to this
Section 7.02(c) (including the indemnification described in this sentence), the capital accounts of the Partners no longer reflect the Percentages of the Partners (i) such capital accounts will be adjusted to reflect such respective Percentages, (ii) any such capital account adjustment shall be treated as a guaranteed payment under Code Section 707(c) and the item of expense arising from such guaranteed payment shall be the means by which the capital account of the Partner with the disproportionately large capital account is reduced and (iii) the Partner to which reallocations under this Section 7.02(c) are made (as well as such Partner's Parent and Affiliates) shall indemnify and hold harmless the other Partner (as well as such Partner's Parent and Affiliates) and the Partnership for the effects of such capital account adjustments (including any taxes, interest, penalties, charges or other additions) arising from any adjustments, cancellations or revocations by the IRS of capital account adjustments made under this Section 702(c).
(d)      Authority to Modify Allocations.  In the event that the Tax
Matters Partner determines that the allocations otherwise required pursuant to this Section 7.02 do not properly reflect the economic arrangement of the Partners or do not comply with the requirements of Code Section 704(b), the Tax Matters Partner shall be authorized to modify such allocations as appropriate to more properly reflect the economic arrangement of the Partners or to comply with Code Section 704(b).
SECTION 7.03.  Distribution in Kind.  If any asset of the
Partnership is to be distributed in kind, including pursuant to
Section 11.04(a), such asset shall be valued to determine the amount of Net Profits or Net Losses that would result if such asset were to be sold at its fair market value, and such Net Profits or Net Losses shall be allocated to the Capital Accounts of the Partners in accordance with Section 7.02.
SECTION 7.04.  Depreciation Recapture.  Any Net Profits arising from a Capital Transaction that is characterized as ordinary income pursuant to Code Section 1245 or 1250 or any other applicable Code provision shall, to the extent possible, be allocated to the Partner who was allocated the depreciation deductions giving rise to such ordinary income; provided, however, that if the ordinary income that would otherwise be allocated to a Partner pursuant to this sentence would exceed the Net Profits otherwise allocable to such Partner pursuant to Section 7.02, such excess shall instead be allocated to the other Partner.
SECTION 7.05.  Allocation Between Assignor and Assignee Partners.
If any interest in the Partnership is assigned or transferred during any Fiscal Year, then the assignor and assignee shall each be entitled to receive distributions pursuant to Article VI and allocations of Net Profit and Net Loss pursuant to this Article VII, as follows:
(a)     unless the assignor or assignee shall agree otherwise and so provide in the instruments of assignment, distributions shall be made to the Person owning such interest on the date of the distribution; and
(b)     subject to applicable Treasury Regulations, Net Profit and Net
Loss shall be allocated based upon the number of days each Person holds such interest during such Fiscal Year.
SECTION 7.06.  Federal Income Tax Allocations.  Sections 7.02
through 7.05 provide for the allocation of items of income, gain, losses and deductions for Capital Account maintenance purposes. The Partnership's ordinary income and losses and capital gains and losses as determined for Federal income tax purposes (and each item of income, gain, loss or deduction entering into the computation thereof) shall be allocated to the Partners in the same proportions as the corresponding "capital account" items are allocated pursuant to this Article VII. Notwithstanding the foregoing sentence, Federal income tax items relating to Section 704(c) Property shall be allocated to the Partners in accordance with Code Section 704(c) to take into account the difference between the fair market value and the tax basis of such Section 704(c) Property as of the date of its contribution to the Partnership or revaluation pursuant to Section 7.01(b).
SECTION 7.07.  Fiscal Year.  Unless the Governing Board otherwise determines or unless otherwise required by the Code or applicable Treasury Regulations, the Fiscal Year of the Partnership shall end on the last day of December of each year.
SECTION 7.08.  Elections.  In the event of a transfer of all or part of a Partner's interest in the Partnership, the Tax Matters Partner shall at the request of the transferee cause the Partnership to elect (if such election is not already in effect) pursuant to Code Section 754 to adjust the basis of the Partnership's property in the manner provided in Code Section 743, provided that any such basis adjustment shall be allocated solely to such transferee.
ARTICLE VIII
Accounting and Taxation
SECTION 8.01.  Accrual Basis; Financial Accounting Conventions.  (a)
The books and records of the Partnership shall be kept on an accrual basis.
(b)      For financial accounting purposes, income and loss of the
Partnership calculated in accordance with GAAP shall be allocated to the Partners in accordance with Section 7.02.
SECTION 8.02.  Maintenance of Books of Account. (a) General. The
Partnership shall keep or cause to be kept at its principal office or where the Governing Board shall designate full and complete books of account. The books of account shall be maintained in a manner that provides sufficient assurance that transactions of the Partnership are recorded so as to comply with all applicable laws and to permit (a) the preparation of the Partnership's consolidated financial statements in accordance with GAAP consistently applied and (b) the Partners to account for their interest in the Partnership in accordance with GAAP.
(b)     Certain Pricing Documentation.  In the case of any transaction between the Partnership and a non-U.S. Affiliate of a Partner, the Partner of such Affiliate shall, in accordance with Code Sections 482 and 6662 and the Treasury regulations thereunder, (i) determine the appropriate pricing method for such transfer and (ii) create and maintain for the Partnership any contemporaneous documentation required to support such pricing method; provided, however, that the Partner making such determination shall have no obligation to reveal to the Partnership or the other Partner any data or other information used in supporting such method which it regards as confidential. If the Partnership or either Partner is compelled by the IRS or other Governmental Authority to provide such data or other information, the Partner in possession of such data or information shall provide it to the IRS or such other Governmental Authority.
SECTION 8.03.  Financial Statements.  (a) Annual Statements.  As
soon as practicable following the end of each Fiscal Year (and in any event not later than 60 days after the end of such Fiscal Year), the Partnership shall prepare and deliver to each Partner and the Governing Board consolidated and consolidating balance sheets of the Partnership as of the end of such Fiscal Year and the related consolidated and consolidating statements of operations, Partners' capital accounts and cash flows of the Partnership for such Fiscal Year (or similar statements if such statements change as the result of changes in GAAP), together with appropriate notes to such consolidated financial statements, and in each case setting forth in comparative form the corresponding figures for the preceding Fiscal Year and for the budget for the Fiscal Year just completed. Such consolidated financial statements shall be accompanied by the report of the Accountants to the effect that such consolidated financial statements (except for the comparison to the budget) have been prepared in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit of such consolidated financial statements has been performed in accordance with GAAS. The Partnership shall conduct its business so that such report of the Accountants shall not contain any qualifications as to the scope of the audit or with respect to the Partnership's compliance with GAAP consistently applied, except for changes in methods of accounting in which such Accountants concur and except that the foregoing shall not be deemed to obligate either Partner to contribute any capital to the Partnership other than as provided in Section 6.01. At the same time, the Partnership shall deliver at the Partnership's sole expense to each Partner a report indicating such Partner's share of all items of income, gain, loss, deduction and credit of the Partnership for such Fiscal Year on a GAAP basis for financial reporting purposes and for Federal income tax purposes and any other financial information related to the Partnership which is reasonably requested by a Partner for Federal, state, local or foreign income or franchise or other tax purposes.
(b)     Quarterly Statements.  As soon as practicable following the end of each Fiscal Quarter (and in any event not later than 30 days after the end of such Fiscal Quarter), the Partnership shall prepare and deliver to each Partner and the Governing Board consolidated and consolidating balance sheets of the Partnership as of the end of such Fiscal Quarter and the related consolidated and consolidating statements of operations, Partner's capital accounts and cash flows of the Partnership for such Fiscal Quarter and for the Fiscal Year to date (or similar statements if such statements change as the result of changes in GAAP), in each case setting forth in comparative form the corresponding figures for the preceding Fiscal Quarter, for the Fiscal Quarter of the prior Fiscal Year corresponding to the Fiscal Quarter just completed and for the budget for such Fiscal Quarter and for the Fiscal Year to date.
At such time, the Partnership shall deliver at the Partnership's sole expense to each Partner an estimate of such Partner's share of all items of income, gain, loss, deduction and credit of the Partnership for such Fiscal Quarter and for the Fiscal Year to date for Federal income tax purposes. Such consolidated financial statements shall be accompanied by a certificate of the principal accounting or financial officer of the Partnership to the effect that such consolidated financial statements have been prepared under such officer's supervision and that, although such financial statements do not contain the footnotes and other disclosures required to be presented in interim financial statements by GAAP, such financial statements, in such officer's judgment, fairly present the financial condition and results of operations of the Partnership as of the date and for the periods indicated, subject to normal recurring year-end audit adjustments.
SECTION 8.04.  Other Reports and Inspection.  The Partnership shall furnish promptly to the Liaison Representative of each Partner such other documents, reports, financial data and information relating to the Partnership as such Partner may reasonably request. The Partnership shall, upon reasonable prior notice and during normal business hours, make available to the Liaison Representative of each Partner all properties, assets, books of account, corporate records and contracts of the Partnership, and any other material requested by such Partner, for inspection and, in the case of books of account, corporate records and contracts, copying, and shall use reasonable efforts to make available to the Liaison Representative of such Partner the Accountants, the Chief Executive Officer and the key employees of the Partnership for interviews to verify any information furnished or to enable such Partner otherwise to review the Partnership and its operations. The Partnership may condition such availability upon the entry into reasonable and appropriate confidentiality agreements. Each Partner, at its own expense, shall also be entitled to audit the Partnership's books and records on an annual basis during normal working hours. The Liaison Representatives may make recommendations in written form to the Chief Executive Officer and the Partners concerning the operation of the Partnership, including with respect to the proposed annual Business Plan.
SECTION 8.05.  Taxation.  (a) Characterization.  The Partners intend that the Partnership shall be treated as a partnership for Federal, state, local and foreign income and franchise tax purposes and shall take all reasonable action, including the amendment of this Agreement and the execution of other documents, as may be reasonably required to qualify for and receive treatment as a partnership for Federal income tax purposes.
(b)     Tax Matters Partner.  The IBM Partner shall be the Tax Matters
Partner of the Partnership within the meaning of Code Section 6231(a)(7) and shall act in any similar capacity under applicable state, local or foreign law (in such capacity, the "Tax Matters Partner"). All reasonable expenses incurred by the IBM Partner while acting in such capacity shall be paid or reimbursed by the Partnership upon approval of the chief financial officer of the Partnership; provided, however, that with respect to any matter described in Section 7.02(c), the Partner to which is reallocated any item described in
Section 7.02(c) (whether or not such reallocation is adjusted, cancelled or revoked by the IRS) shall (i) pay or reimburse all expenses incurred by the IBM Partner while acting in its capacity as the Tax Matters Partner in connection with such matter and (ii) pay or reimburse all out of pocket costs incurred by the Partnership in connection with such matter.
(c)     Tax Returns.
(1)     The Tax Matters Partner shall prepare or cause the
Accountants to prepare and file on a timely basis the Federal tax returns of the Partnership. The Tax Matters Partner shall cause state, local and any other tax returns required to be filed by the Partnership to be prepared and filed on a timely basis. The Tax Matters Partner shall consult with the CIRRUS Partner regarding all nonministerial decisions described below in
Section 8.05(c)(2)(iii). Any disagreement with respect to such consultation will be resolved in the manner described in Section 8.05(c)(3). No Partner shall file any tax return that is inconsistent with the tax returns filed by the Partnership except an provided in Section 8.05(c)(3).
(2)     The Tax Matters Partner shall take such action as may be
reasonably necessary to constitute the CIRRUS Partner as a "notice partner" within the meaning of Code Section 6231(a)(8). The Tax Matters Partner shall furnish to each Partner within five days (or within such shorter period as may be required by the appropriate statutory or regulatory provisions) (i) copies of all notices or other written communications received by the Tax Matters Partner from the IRS, (ii) written notice of all material communications the IRS has had with the Tax Matters Partner and (iii) written notice of all non-ministerial decisions to be made regarding tax elections, tax returns, tax audits, tax litigation, tax settlements and other tax matters that may come to the attention of the Tax Matters Partner in its capacity as Tax Matters Partner.
(3)     The Tax Matters Partner shall deliver to each other
Partner a copy of all written materials (including tax returns) proposed to be filed with or submitted to the IRS or any other taxing authority at least
30 days prior to the date such filing or submission is required to be made.
If the CIRRUS Partner does not notify the Tax Matters Partner of its objection to such filing or submission in writing before the fifteenth day before the date for such filing or submission, the CIRRUS Partner will be considered to have approved such filing or submission. If the CIRRUS Partner provides such timely notice of objection, the CIRRUS Partner and the Tax Matters Partner will negotiate in good faith to reach agreement with respect to such filing or submission. If the CIRRUS Partner and the Tax Matters Partner are unable to reach such an agreement within 30 days, the CIRRUS Partner and the Tax Matters Partner shall appoint a "Big Six" accounting firm (except any "Big Six" accounting firm that is one of the Accountants) to determine the position that should be taken by the Partnership. Each Partner shall retain the right to take a position inconsistent with such determination to the extent allowed under Section 6222 of the Code or comparable provisions of state or local law.
SECTION 8.06.  Deposit Of Funds.  All funds of the Partnership and its Subsidiaries not otherwise employed shall be deposited from time to time to its credit in such banks or trust companies or other depositories or invested in such other short-term investments held as cash equivalents as the Governing Board shall authorize. The funds of the Partnership and its Subsidiaries shall not be commingled with the funds of either Partner or any Affiliate of either Partner.
SECTION 8.07.  Partnership Borrowings.  The incurrence by the
Partnership or any of its Subsidiaries of any Indebtedness for money borrowed in a transaction approved by a majority of the members of the Governing Board appointed by the IBM Partner but not approved by any member of the Governing Board appointed by the CIRRUS Partner (other than an set forth in the Initial Business Plan or a subsequently approved Business Plan) will be treated as indebtedness specifically attributable to the IBM Partner's partnership interest. Unless such Indebtedness has been approved by both Partners,
(i) any costs (including interest and repayment of principal) incurred by the Partnership with respect to such Indebtedness will be treated as a cost attributable solely to product to be purchased by IBM pursuant to Sections 8.3 and 8.5 of the IBM Sales Agreement, (ii) any costs (including depreciation) incurred by the Partnership with respect to assets purchased with such Indebtedness will be treated as a cost attributable solely to product to be purchased by IBM pursuant to Sections 8.3 and 8.5 of the IBM Sales Agreement and (iii) any revenues or gains recognized by the Partnership with respect to assets purchased with such Indebtedness will be treated as a reduction in cost attributable solely to product to be purchased by IBM pursuant to Sections 8.3 and 8.5 of the IBM Sales Agreement.
ARTICLE IX
Initial Actions
SECTION 9.01.  Partnership Actions.  The Partners hereby authorize the Partnership to, and ratify (including for purposes of Section 4.01) all action having been taken to, execute and deliver the Operative Documents to which it is or is specified to be a party, including all certificates, agreements and other documents required in connection therewith on the Closing Date.
SECTION 9.02.  Initial Members of the Governing Board.  (a) The
initial representatives of the IBM Partner on the Governing Board shall be those individuals specified by the IBM Partner in writing at the Closing.
(b)     The initial representatives of the CIRRUS Partner on the
Governing Board shall be those individuals specified by the CIRRUS Partner in writing at the Closing.
ARTICLE X
Certain Agreements of the Partners
SECTION 10.01.  Transfer of or Liens on Partners' Interests.  Each
Partner agrees that it shall not Transfer, or grant or permit to exist any Lien (except Permitted Liens) on, all or any part of its right, title or interest in, to or under the Partnership or this Agreement without the prior written consent of the other Partner (which may be withheld in its sole discretion), and any such purported Transfer or Lien made without such consent shall be void; provided, however, that a Partner may assign any part or all of its interest in the Partnership to a United States Subsidiary of such Partner's Parent if (i) the assignee agrees in writing to become a party hereto and assumes all the obligations of the assigning Partner hereunder and under each other Operative Document to which the assigning Partner is a party and (ii) immediately after giving effect to such assignment, an Event of Default or an event or condition that with the giving of notice or lapse of time or both would constitute an Event of Default shall not exist. Following the effectiveness of any such assignment, the assigning Partner shall no longer have the assigned right, title or interest in the Partnership or under this Agreement and the assignee shall be substituted as a Partner for all purposes of this Agreement to the extent of the assigned interest. The assigning Partner shall not, however, be released or discharged from any existing liability or obligation to any Person. Except as provided above in this Section 10.01 or as otherwise agreed by the Partners, no Person shall be admitted as an additional or substituted general partner of the Partnership. Except to the extent required by law, the Partnership shall have no obligation to recognize or to furnish information or make distributions to any assignee of a Partner who does not become a substituted Partner in accordance with this
Section 10.01. This Section 10.01 shall not apply to any assignment or transfer pursuant to Section 10.08, Section 10.10 or Section 10.11.
SECTION 10.02.  Code Section 708 Limitation.  Notwithstanding any
provision of this Agreement to the contrary, no Partner may Transfer all or any part of its interest in the Partnership, other than pursuant to
Section 10.08, Section 10.10, Section 10.11 or Article XI, without the prior written consent of the other Partner (which consent may be withheld in its sole discretion), if such Transfer would cause a termination of the Partnership within the meaning of Code Section 708(b)(1)(B).
SECTION 10.03.  Special Purpose Covenant.  Neither Partner shall
(a) conduct any business other than being a general partner of the Partnership and performing its obligations under the Operative Documents to which it is or becomes a party, (b) issue or become liable in respect of any Indebtedness or other obligations or become a party to or bound by any contract or other document other than (i) any necessary or appropriate incidents of corporate existence and qualification, (ii) pursuant to the Operative Documents to which it is or becomes a party or other documents delivered at the Closing, (iii) as a result of its status as a general partner of the Partnership or (iv) as a result of its status as a consolidated subsidiary of its Parent for income tax purposes, (c) offer, sell or issue any of its securities, except to its Parent or any of such Parent's Subsidiaries, or (d) own or hold any assets other than
(x) $10,000 or less in capital and surplus, (y) its right, title and interest in and to the Partnership and under this Agreement and (z) distributions received from the Partnership, which, when received, immediately shall be
(1) distributed or dividended to the owners of its equity securities,
(2) applied to reduce or discharge an obligation or liability, (3) contributed to the Partnership or (4) otherwise disposed of so that such Partner will then be in compliance with this Section 10.03(d).
SECTION 10.04.  Maintenance of Existence; Consolidation, Merger or
Sale. Each Partner shall maintain its existence and shall not dissolve or merge with or into or consolidate with any Person.
SECTION 10.05.  Taxes and Charges; Governmental Rules.  Each Partner
shall (a) promptly pay all applicable Taxes and other governmental charges except to the extent any such Taxes or other charges are being contested in good faith by appropriate proceedings and (b) comply with all applicable Governmental Rules, except to the extent that such noncompliance will not have a material adverse effect on the Partnership.
SECTION 10.06.  Further Assurances.  Following the Closing, each
Partner shall, at its own cost, do, execute and perform all such other acts, deeds and documents as the other Partner or the Partnership may from time to time reasonably require in order to carry out fully the intents and purposes of this Agreement or to comply with any applicable Governmental Rule, provided that no Burdensome Condition shall exist with respect to such Partner or any of its Affiliates in connection therewith.
SECTION 10.07.  Escalation; Deadlock.  If the Partners are unable to agree on any matter requiring the approval of the Partners pursuant to
Section 4.01 or Section 4.02, then either Partner may, by written notice to the other Partner, elect to invoke the escalation procedure set out in
Section 2.15(b) of Appendix A. The Partners shall attempt to resolve the issue or proposed action in question, to the extent practicable, in a manner that is consistent with the Partnership's then effective Business Plan. If within 30 days after the initiation of such escalation procedure (or such longer period as may be agreed in writing by the Senior Executives), the Partners do not agree with respect to the subject matter of such disagreement, then within 10 Business Days thereafter either Partner may elect by written notice to the other Partner to declare a deadlock ("Deadlock"). So long as a Deadlock continues to exist with regard to any action proposed to be taken by the Partnership, the Partnership shall not undertake such action; provided, however, in the event of a Deadlock subsequent to December 31, 1999, involving an action described in Section 4.01(a)(6), but with a threshold amount exceeding [*] in case of Section 4.01(a)(6)(iii), either Partner may elect by written notice to the other Partner given within 30 days following the declaration of the Deadlock to cause the dissolution of the Partnership pursuant to Article XI.
SECTION 10.08.  Change of Control of CIRRUS.  Upon the notification
to    the IBM Partner by the CIRRUS Partner of a Change of Control or a
proposed Change of Control pursuant to Section 10.08(d), subject to the consummation of such Change of Control (or in the absence of such notification, 30 days following the occurrence of such Change of Control), the IBM Partner shall have the option to invoke the termination process set forth in this Section 10.08 (referred to as the "Change of Control Procedure").
(a)     If the IBM Partner elects to invoke the Change of Control
Procedure, the IBM Partner (or any of its Affiliates) may, but shall not be required to, acquire the entire interest of the CIRRUS Partner in the Partnership subject to the following:
(i) the CIRRUS Partner shall be paid cash in an amount equal to the balance in its Capital Account; and
(ii) CIRRUS and IBM shall enter into an indemnity and release agreement in a form reasonably satisfactory to each party indemnifying
CIRRUS and holding CIRRUS harmless for liabilities under the Joint and Several Lease Guarantees for lease payment obligations arising for periods after the date the CIRRUS Partner's interest is so acquired.
Following the purchase of the CIRRUS Partner's interest in the Partnership, the CIRRUS Equipment Lease with respect to equipment then installed and leased by the Partnership from CIRRUS shall continue in accordance with the terms then in effect. During the 24-month period following the purchase of the CIRRUS Partner's interest in the Partnership, the CIRRUS License Agreements with the Partnership shall continue in accordance with their terms and then terminate upon expiration of said 24-month period. In the event that the IBM Partner (or any of its Affiliates) purchases the CIRRUS Partner's interest in the Partnership pursuant to this Section 10.08, CIRRUS shall be entitled to Proration of Payments and CIRRUS shall thereafter purchase the Semiconductor Wafers from the Partnership (or its successor) during the 24-month wind-down period at Partnership Cost as estimated in the then-current approved Business Plan plus the per wafer payment specified in Sections 8.4.1 through 8.4.3 of the CIRRUS Sales Agreement.
(b)     If the IBM Partner elects to invoke the Change of Control
Procedure but does not elect to acquire the CIRRUS Partner's interest in the Partnership pursuant to Section 10.08(a), then the CIRRUS Partner (or any of its Affiliates) may, but shall not be required to, acquire the entire interest of the IBM Partner in the Partnership subject to the following:
(i) the IBM Partner shall be paid cash in an amount equal to the balance in its Capital Account; and
(ii) CIRRUS and IBM shall enter into an indemnity and release agreement in a form reasonably satisfactory to each party indemnifying
IBM and holding IBM harmless for liabilities under the Joint and Several
Lease Guarantees for lease payment obligations arising for periods after the date the IBM Partner's interest is so acquired.
Following the purchase of the IBM Partner's interest in the Partnership, the IBM Real Estate Lease, the IBM Site Services Agreement and the IBM Equipment Leases with respect to equipment then installed and leased by the Partnership from IBM shall continue in accordance with the terms then in effect. During the 24-month period following the purchase of the IBM Partner's interest in the Partnership, the per-wafer payments payable to IBM pursuant to
Section 4.1.2 of the IBM Patent License shall be reduced to [*] per wafer (which change shall apply only to those wafers not produced for IBM) and the IBM Patent License and the IBM Know-How License shall continue for such 24-month period on the same terms, conditions and limitations that were in effect immediately prior to the Change of Control of CIRRUS but only with respect to Intellectual Property owned by IBM. The parties acknowledge and agree that, subsequent to the purchase of the IBM Partner's interest, the Partnership will not have the opportunity to qualify an a subsidiary of IBM within the meaning of various third-party cross-licenses to which IBM is a party and, accordingly, will not be entitled to patent licenses available under such cross-licenses to such IBM subsidiaries. In the event that the CIRRUS Partner (or any of its Affiliates) purchases the IBM Partner's interest in the Partnership pursuant to this Section 10.08(b), IBM shall be entitled to Proration of Payments and shall purchase the Semiconductor Wafers from the Partnership (or its successor) during the 24-month wind-down period at the Partnership Cost, as estimated in the then current approved Business Plan.
(c) In the event that the IBM Partner invokes the Change of Control Procedure and neither the IBM Partner nor the CIRRUS Partner (or any of their respective Affiliates) elects to purchase the Partnership interest of the unaffiliated Partner pursuant to Section 10.08(a) or 10.08(b), then the Partnership shall be dissolved in accordance with Section 11.02.
(d) The CIRRUS Partner shall notify the IBM Partner in writing not later than 30 days following the occurrence of a Change of Control of CIRRUS and, in such event, the CIRRUS Partner shall cause CIRRUS to provide IBM with a binding offer of a volume wind-down plan for a 24-month transition period for purchases of wafers from the Partnership by CIRRUS. Any such notice and the information contained therein shall be deemed "Confidential Information" for all purposes of the Confidentiality and Inventions Agreements. Within
60 days of IBM's receipt of such notice and wind-down plan (or within 120 days following the last date on which such notice was due if not delivered), the IBM Partner shall notify the CIRRUS Partner in writing as to whether it has decided to continue the Partnership or invoke the Change of Control Procedure and, if electing to invoke the Change of Control Procedure, whether or not it (or any of its Affiliates) elects to acquire the Partnership interest of the CIRRUS Partner. If the IBM Partner elects to invoke the Change of Control Procedure but does not wish to acquire the Partnership interest of the CIRRUS Partner, the IBM Partner shall also include in such written notification to the CIRRUS Partner IBM's binding offer of a volume wind-down plan, for a 24-month transition period for IBM's purchase of wafers from the Partnership in the event the CIRRUS Partner (or any of its Affiliates) should elect to acquire the Partnership interest of the IBM Partner. In the latter case, the CIRRUS Partner shall have a 60-day period following receipt of IBM's notification and volume wind-down plan to notify the IBM Partner in writing as to whether or not it (or any of its Affiliates) is electing to purchase the Partnership interest of the IBM Partner pursuant to Section 10.08(b).
SECTION 10.09. Additional Arrangements. The CIRRUS Partner acknowledges and agrees that for so long as IBM directly or indirectly owns more than 50 percent the Partnership, the Partnership will, for various purposes, be required to take actions as a Subsidiary of IBM, including complying with contracts and obligations that apply to IBM Subsidiaries generally, and that the obligations of the Partnership as a Subsidiary of IBM may adversely affect its business, operations and affairs. Neither the Partnership nor the CIRRUS Partner shall have any claim or rights against the IBM Partner or IBM (or any of its Affiliates) as a result of such requirements and obligations.
SECTION 10.10.  Remedies upon Event of Default; Termination on
Breach. If there has occurred and is continuing an Event of Default with respect to a Partner or its Parent (upon such occurrence with respect to either a Partner or its Parent, each is referred to herein as the "Defaulting Partner" and the "Defaulting Parent," respectively, and collectively as the "Defaulting Party"), in addition to all other remedies available to the Partnership or the other Partner (the "Nondefaulting Partner") or its Parent, whether under any of the Operative Documents or other agreements or by law, the Nondefaulting Partner (and, in the case of Section 10.10(e) or (f), its Parent) shall have the option to take one or more of the following actions:
(a) acquire the Defaulting Partner's ownership interest in the Partnership by payment in cash of an amount equal to 100% of the Defaulting Partner's Capital Account balance, as adjusted to reflect the actions specified below, if applicable;
(b) cause the Partnership to immediately cease shipment of Semiconductor Wafers to the Defaulting Parent;
(c) cause the Partnership to selectively terminate up to half of all the Partnership's leases (based upon total remaining monetary obligations assuming that such leases had not been terminated or prepaid) within six months of the Defaulting Partner's or Parent's agreement (or judicial determination) that it has failed to timely cure the Event of Default, with the Partnership and the Nondefaulting Partner and its Parent to be indemnified by the Defaulting Partner and Parent for all amounts payable upon such termination (provided that the CIRRUS Partner and CIRRUS, as the Defaulting Party, will not be liable for the payment of termination fees under the IBM Real Estate Lease) together with all claims arising from such termination up to a total dollar amount equal to one-half of the then current total remaining lease obligations of the Partnership under all such leases (including the leases to be so terminated and including the IBM Real Estate Lease, all facilities leases, clean rooms and equipment leases), it being understood that: (i) the Joint and Several Lease Guarantees shall remain in effect for the IBM Real Estate Lease and the IBM Equipment Leases (other than the IBM Supplemental Equipment Lease and other than for payment of the termination fee referred to above) and the Third Party Lease whether or not terminated and
(ii) the Defaulting Parent shall be entitled to an offset against amounts that it may otherwise be required to pay as reimbursement under Section 9.02 of the Participation Agreement equal to 50 percent of the amounts paid by the Defaulting Partner or Parent in respect of leases of the Partnership terminated pursuant to this Section 10.10(c);
(d) cause the termination and winding up of the Partnership pursuant to Section 11.03;
(e) if IBM or the IBM Partner is the Defaulting Party, CIRRUS may also:
(i) terminate all intellectual property licenses by CIRRUS to the Partnership;
(ii) invoke Proration of Payments if the CIRRUS Partner terminates the Partnership; and
(iii) have the right, upon acquiring the IBM Partner's ownership interest in the Partnership, to continue the IBM License
Agreements for a 24-month period, but only with respect to Intellectual Property owned by IBM, upon the same terms, conditions and limitations that were in effect prior to the occurrence of such default except that the per-wafer payments payable to IBM pursuant to Section 4.l.2 of the IBM Patent License shall be reduced to [*] per wafer; and
(f) if CIRRUS or the CIRRUS Partner is the Defaulting Party, IBM may also:
(i) terminate all intellectual property licenses by IBM and IBM cross licenses from third parties to the Partnership;
(ii) invoke Proration of Payments if the IBM Partner terminates the Partnership; and
(iii) have the right, upon acquiring the CIRRUS Partner's ownership interest in the Partnership, to continue the CIRRUS License Agreements for a 24-month period upon the same terms, conditions and limitations that were in effect prior to the occurrence of such default.
In the event that the IBM Patent License, the IBM Know-How License or the IBM Real Estate Lease shall be terminated in accordance with the terms of such agreement as a result of a default or breach by a party thereto (whether or not such default or breach constitutes an Event of Default), the CIRRUS Partner and the IBM Partner agree that the Partnership shall be wound up and dissolved within six months of the date of such termination.
SECTION 10.11. Limiting Agreements. Under the circumstances contemplated by Section 5.10(c) or 5.10(d) of the Participation Agreement, the CIRRUS Partner shall have the option to invoke the process set forth in this
Section 10.11 (the "Limiting Agreement Procedure").
(a) If the CIRRUS Partner elects to invoke the Limiting Agreement Procedure by reason of Section 5.10(c) of the Participation Agreement, the IBM Partner (or any of its Affiliates) may, but shall not be required to, acquire the entire interest of the CIRRUS Partner in the Partnership subject to the following:
(i) the CIRRUS Partner shall be paid cash in an amount equal to the balance in its Capital Account; and
(ii) CIRRUS and IBM shall enter into an indemnity and release agreement in a form reasonably satisfactory to each party indemnifying
CIRRUS and holding CIRRUS harmless for liabilities under the Joint and Several Lease Guarantees for lease payment obligations arising for periods after the date the CIRRUS Partner's interest is so acquired.
Following the purchase of the CIRRUS Partner's interest in the Partnership, the CIRRUS License Agreements with the Partnership and the CIRRUS Equipment Lease with-respect to equipment then installed and leased by the Partnership from CIRRUS shall continue in accordance with the terms then in effect. In the event that the IBM Partner (or any of its Affiliates) purchases the CIRRUS Partner's interest in the Partnership pursuant to this Section 10.11(a), CIRRUS shall be entitled to Proration of Payments and shall, subject to the terms of the Limiting Agreements, purchase the Semiconductor Wafers from the Partnership (or its successor) during the 24-month wind-down period at the Partnership Cost (provided that CIRRUS shall not be required to purchase Semiconductor Wafers that CIRRUS is unable to purchase from the Partnership an a result of the Limiting Agreements that caused the Limiting Agreement Procedure to be invoked), as estimated in the then current approved Business Plan plus the per wafer payment specified in Sections 8.4.1 through 8.4.3 of the Cirrus Sales Agreement.
(b) If the CIRRUS Partner elects to invoke the Limiting Agreement Procedure by reason of Section 5.10(c) of the Participation Agreement but the IBM Partner does not elect to acquire the CIRRUS Partner's interest in the Partnership pursuant to Section 10.11(a), then the CIRRUS Partner (or any of its Affiliates) may, but shall not be required to, acquire the entire interest of the IBM Partner in the Partnership subject to the following:
(i) the IBM Partner shall be paid cash in an amount equal to the balance in its Capital Account; and
(ii) CIRRUS and IBM shall enter into an indemnity and release agreement in a form reasonably satisfactory to each party indemnifying
IBM and holding IBM harmless for liabilities under the Joint and Several
Lease Guarantees for lease payment obligations arising for periods after the date the IBM Partner's interest is so acquired.
Following the purchase of the IBM Partner's interest in the Partnership, the IBM Real Estate Lease, the IBM Services Agreement and the IBM Equipment Leases with respect to equipment then installed and leased by the Partnership from IBM shall continue in accordance with the terms then in effect. The per-wafer payments payable to IBM pursuant to Section 4.1.2 of the IBM Patent License shall be reduced to [*] per wafer (which change shall apply only to those wafers not produced for IBM) and the IBM Patent License and the IBM Know-How License shall continue for the remainder of the term of the Partnership (i.e., December 31, 2002, unless the Partnership is terminated earlier in accordance with the terms hereof) on the same terms, conditions and limitations that were in effect immediately prior to the purchase of the IBM Partner's interest in the Partnership but only with respect to Intellectual Property owned by IBM. In the event that the CIRRUS Partner (or any of its Affiliates) purchases the IBM Partner's interest in the Partnership pursuant to this Section 10.11(b), IBM shall be entitled to Proration of Payments and IBM shall thereafter purchase the Semiconductor Wafers from the Partnership (or its successor) during the 24 month wind-down period at Partnership Cost as estimated in the then-current approved Business Plan. The parties acknowledge and agree that, subsequent to the purchase of the IBM Partner's interest, the Partnership will not have the opportunity to qualify an a subsidiary of IBM within the meaning of various third-party cross-licenses to which IBM is a party and, accordingly, will not be entitled to patent licenses available under such cross-licenses to such IBM subsidiaries.
(c)     In the event that the CIRRUS Partner invokes the Limiting
Agreement Procedure and neither the IBM Partner nor the CIRRUS Partner (or any of their respective Affiliates) elects to purchase the Partnership interest of the unaffiliated Partner pursuant to Section 10.11(a) or 10.11(b), then the Partnership shall be dissolved in Accordance with Section 11.02.
(d) If the CIRRUS Partner elects to invoke the Limiting Agreement Procedure by reason of Section 5.10(d) of the Participation Agreement, the CIRRUS Partner (or any of its Affiliates) shall acquire all or a portion of the interest of the IBM Partner in the Partnership as specified by the IBM Partner within 10 Business Days of the receipt of notice from CIRRUS invoking the Limited Agreement Procedure (but in any event not less than [*] of the total interests in the Partnership) subject to the following:
(i) the IBM Partner shall be paid cash in an amount equal to the balance in its Capital Account multiplied by the portion of its interest transferred, and this Agreement will be amended to adjust
Percentages to reflect the portion sold, to adjust future capital contributions correspondingly and to make other conforming changes to reflect the revised ownership structure including the appointment by the CIRRUS Partner of a majority of the Governing Board; and
(ii)    in the event of the sale of the entire interest of the IBM
Partner, CIRRUS and IBM shall enter into an indemnity and release agreement in a form reasonably satisfactory to each party indemnifying
IBM and holding IBM harmless for liabilities under the Joint and Several
Lease Guarantees for lease payment obligations arising for periods after the date the IBM Partner's interest is so acquired; and in the event of a partial sale of the interest of the IBM Partner, Section 5.12 and
Article IX of the Participation Agreement will be appropriately amended to reflect the revised ownership percentages.
Following the purchase of the IBM Partner's interest in the Partnership, the IBM Real Estate Lease, the IBM Services Agreement and the IBM Equipment Leases with respect to equipment then installed and leased by the Partnership from IBM shall continue in accordance with the terms then in effect. The per-wafer payments payable to IBM pursuant to Section 4.1.2 of the IBM Patent License shall be reduced to [*] per wafer (which change shall apply only to those wafers not produced for IBM) and the IBM Patent License and the IBM Know-How License shall continue for the remainder of the term of the Partnership (i.e., December 31, 2002, unless the Partnership is terminated earlier in accordance with the terms hereof) on the same terms, conditions and limitations that were in effect immediately prior to the purchase of the IBM Partner's interest in the Partnership but only with respect to Intellectual Property owned by IBM. In the event that the CIRRUS Partner (or any of its Affiliates) purchases all or a portion of the IBM Partner's interest in the Partnership pursuant to this
Section 10.11(d), IBM shall be entitled to Proration of Payments. In the event of the sale of the entire interest of the IBM Partner, IBM shall thereafter purchase the Semiconductor Wafers from the Partnership (or its successor) during the 24-month wind-down period at Partnership Cost as estimated in the then-current approved Business Plan. In the event of a partial sale of the interest of the IBM Partner, the IBM Sales Contract and the CIRRUS Sales Contract will be amended so as to revise the CIRRUS Capacity Allocation and the IBM Capacity Allocation to reflect the new ownership percentages and to make all other changes required to be consistent with the revised allocations. The parties acknowledge and agree that, subsequent to the purchase of all or a portion of the IBM Partner's interest, the Partnership will not have the opportunity to qualify as a subsidiary of IBM within the meaning of various third-party cross-licenses to which IBM is a party and, accordingly, will not be entitled to patent licenses available under such cross-licenses to such IBM subsidiaries.
ARTICLE XI
Dissolution
SECTION 11.01. Dissolution. Unless extended by mutual agreement of the Partners or earlier dissolved, the term of the Partnership shall end as provided in Section 2.04, and thereupon the Partnership shall be dissolved and its affairs wound up. Prior to such dissolution, no Partner shall withdraw from the Partnership and no Partner shall permit to exist any event of dissolution under applicable law within its control (other than a technical dissolution resulting from a permitted transfer of an interest in the Partnership and the admission of the transferee and a corresponding withdrawal of the transferor, and in the event of the dissolution of the Partnership other than a dissolution caused by a permitted transfer or by agreement of the Partners an provided in Section 11.02 or as a result of an Event of Default an provided in Section 11.03, the Partners agree to use their good faith efforts to cause the reformation of the Partnership in the form existing immediately prior to such event of dissolution forthwith; provided, however, that if the Partnership is dissolved by operation of applicable law (whether as the result of a voluntary or involuntary event affecting a Partner or the Partnership other than a dissolution caused by a permitted transfer or as provided in
Section 11.02 or Section 11.03), and the Partnership cannot be reformed with the Partners existing prior to such dissolution due to failure or refusal so to reform the Partnership by a Partner (the "Breaching Partner") within 15 Business Days following written notice from the other Partner (the "Remaining Partner") (and an additional 30-day period if (i) the Partnership is capable of being reformed and (ii) the Breaching Partner has been engaging in good faith efforts to reform the Partnership) then the Remaining Partner may, after complying with any requirement of law, continue the business of the Partnership with the property of the Partnership and under the same name and the Breaching Partner shall be deemed to have withdrawn from the Partnership effective as of the date of such dissolution of the Partnership; and provided, further, however, that the Remaining Partner shall pay to the Breaching Partner an amount equal to the positive value, if any, of the Capital Account of such Breaching Partner, and such Breaching Partner shall have no further right, title and interest in, to or under this Agreement or the Partnership. The Breaching Partner shall not, however, be released or discharged from any existing liability or obligation to any Person. The Remaining Partner shall have, in addition, full rights to seek damages from the Breaching Partner for breach of its obligations hereunder.
SECTION 11.02. Dissolution by Agreement. (a) In the event that either Partner gives the other Partner notice prior to December 31, 2000, that it elects to terminate the Partnership for any reason permitting termination without mutual agreement of the Partners other than an Event of Default, a 24-month transition period shall begin upon the effective date of such notice. In addition, if the Partners have not agreed by December 31, 2000, to extend the term of the Partnership beyond December 31, 2002, and unless notice for termination has already been given, a 24-month transition period shall begin upon December 31, 2000. During the transition period, the Partners and their respective Parents may negotiate the terms of a mutually agreeable private sale among themselves.
(b)     At the end of the transition period provided for by
Section 11.02(a), at the expiration of the term of the Partnership under
Section 2.04, if the Partners decide to dissolve and wind up the Partnership at any earlier time or if the Partnership is to be dissolved and wound up pursuant to Section 10.07, 10.08 or 10.11 or this Article XI, the Partners shall proceed as promptly as practicable to (i) terminate the business and operations of the Partnership and cease all operations as a going concern,
(ii) wind up the affairs of the Partnership in accordance with
Section 11.02(d) and (iii) liquidate the Partnership's tangible personal property through individual asset sales and not as a going concern. In connection with any such sale under clause (iii) of the preceding sentence, either Partner or any Affiliate of either Partner shall have a right of first offer to acquire the Partnership's tangible personal property in the liquidation process and may also acquire such property through participation at auction. Each of the Partners shall be furnished with a statement setting forth the assets and liabilities of the Partnership as of the date of the complete liquidation of the Partnership. The Accountants shall review the final accounting and shall render their opinion with respect thereto.
(c) If agreed by the Partners in writing at the time, upon the dissolution and winding up of the Partnership, if the assets of the Partnership are insufficient to pay and discharge all debts, liabilities and obligations of the Partnership as to which the Partners have joint liability, the Partners shall pay such liabilities in the proportion of their respective Percentages. Such payments shall be deemed to be capital contributions to the Partnership by the payor. A Partner paying more than its proportion shall have a right of contribution from the other Partner, and payments in respect of such contribution obligations shall be deemed to be capital contributions to the Partnership by the payor and distributions by the Partnership to the payee.
(d) The following principles shall apply to the liquidation and winding up of the Partnership:
(i) IBM shall be responsible for, and shall indemnify CIRRUS and its Affiliates against, all claims arising out of the Partnership's obligations under the IBM Real Estate Lease and the IBM Equipment Losses other than the IBM Supplemental Equipment Lease;
(ii) CIRRUS shall be responsible for, and shall indemnify IBM and its Affiliates against, all claims arising out of the Partnership's obligations under the Third Party Lease;
(iii) each Parent shall be equally responsible for, and shall reimburse the other Parent and its Affiliates with respect to its share of, all claims arising out of the Partnership's obligations under the CIRRUS Equipment Lease and the IBM Supplemental Equipment Lease and any additional, equally shared capital expenditures;
(iv) IBM shall be responsible for any Indebtedness of the Partnership to be treated as a liability specifically attributable to the IBM Partner pursuant to Section 8.07; and
(v) all Intellectual Property licenses to the Partnership shall terminate.
SECTION 11.03. Dissolution upon Event of Default. During the occurrence and continuation of an Event of Default with respect to a Partner or its Parent, the other Partner may elect by written notice to the Defaulting Partner to dissolve the Partnership, in which event the Partnership shall be dissolved and the Partners shall forthwith take all actions necessary to wind up the affairs of the Partnership. This Section 11.03 shall not be construed to limit the rights of the Nondefaulting Partner under Section 10.10 or to seek damages from the Defaulting Partner or any other Person for the breach of its obligations.
SECTION 11.04.  Liquidation Proceeds.
(a) In the case of the dissolution and liquidation of the Partnership, any cash or other property that would otherwise be distributed pursuant to Section 6.02(a) shall instead be distributed to the Partners pro rata in accordance with their respective positive Capital Accounts, an adjusted pursuant to Section 7.01 to reflect all prior Partnership operations (including any gains or losses arising from the sale of any assets of the Partnership in connection with such dissolution and liquidation and any hypothetical gains or losses as provided in Section 7.03 with respect to any asset distributed in kind). In the event that the value of any cash or other property to be distributed exceeds the sum of the Partners' aggregate positive Capital Account balances as so adjusted, such excess shall be distributed to the Partners pro rata in accordance with their respective allocations of Net Profits and Net Losses as set out in Section 7.02.
(b) Unless otherwise agreed by the Partners and to the extent permitted under any agreements with third parties, all assets to be distributed to the Partners upon the dissolution and liquidation of the Partnership shall be distributed as follows:
(i) first, cash and cash equivalents shall be distributed to the Partners separately in the proportions provided pursuant to
Section 11.04(a); and
(ii) second, all remaining assets shall be distributed in kind to the Partners as they shall agree, provided that absent agreement such assets shall be distributed in kind to the Partners as provided pursuant to Section 11.04(a) (with the allocation of specific items being made in the good faith determination of the Governing Board).
For purposes of this Section 11.04(b), instruments of transfer and other documents reasonably requested by the distributee shall be executed by the Partnership or the other Partner, or both.
(c) Any distribution made pursuant to this Section 11.04 shall be made no later than the later of (i) the end of the calendar year during which the dissolution occurs and (ii) 90 days after the date of such dissolution.
ARTICLE XII
Indemnification and Insurance
SECTION 12.01.  Indemnification. (a) The Partnership (but not any
Partner) shall indemnify each Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of a Partner or the Partnership), by reason of the fact that he is or was or has agreed to become a member of the Governing Board or an officer of or Seconded Employee to the Partnership or is or was serving or has agreed to serve at the request of the Partnership as a director, officer, employee or agent of another partnership, corporation, joint venture, trust or other enterprise, by reason of any action alleged to have been taken in any such capacity, against any and all losses, damages, liabilities, costs, charges, expenses (including interest, penalties and reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement (collectively, "Losses") actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom if such Person acted in good faith and in a manner reasonably believed by such Person to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.
(b) The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the indemnified Person did not meet the standard set forth in Section 12.01(a).
(c) The indemnification provided under this Section 12.01 shall inure to the benefit of the successors, heirs and personal representatives of any Person entitled to the benefit of such indemnification. Such indemnification shall be a contract right and shall include the right to be paid advances of reasonable expenses incurred by any such Person in connection with such action, suit or proceeding.
SECTION 12.02. Insurance. The Partnership may, to the fullest extent permitted by law, purchase and maintain insurance against any liability that may be asserted against any Person entitled to indemnity pursuant to
Section 12.01.
SECTION 12.03.  Indemnification by and of the Partners. (a) Each
Partner agrees to, and does hereby, indemnify and hold harmless the Partnership and the other Partner from and against any and all Losses arising out of, or based upon, the gross negligence or wilful misconduct of such Partner or such Partner exceeding its authority under this Agreement.
(b) The Partnership agrees to, and does hereby, indemnify and hold harmless each Partner, and, to the extent set forth in Section 12.03(c), each Affiliate of such Partner, from and against any and all Losses (except items indemnified under Section 7.02(c)) arising out of (i) its status as a general partner, (ii) acts or omissions or alleged acts or omissions of either Partner in its capacity as general partner or on behalf of the Partnership or
(iii) any liability or obligation of the Partnership. Without limiting the generality of the foregoing, any of such Losses shall be deemed to arise out of a Partnership liability or obligation if it arises out of or is based upon the conduct of the business of the Partnership (or any of its Subsidiaries) or the ownership of the property of the Partnership (or any of its Subsidiaries).
(c) The indemnification set forth in Section 12.03(b) shall be available to any Affiliate of a Partner with respect to any of such Losses arising out of a Partnership liability or obligation which is paid or incurred by such Affiliate as a result of such Affiliate directly or indirectly owning or controlling a Partner or as a result of the fact that an individual employed or engaged by the Partnership (or any of its Subsidiaries), or a Seconded Employee or member of the Governing Board, is also a director, officer or employee of such Affiliate. The indemnification set forth in
Section 12.03(b) shall not inure to the benefit of either Partner (or any of its Affiliates) in respect of any of such Losses to the extent that such Losses (x) arise out of or are based upon the gross negligence or wilful misconduct of such Partner (or an Affiliate of such Partner) or such Partner exceeding its authority under this Agreement or defaulting in the performance or observance of any of its covenants or agreements expressly set forth herein or (y) constitute a tax, levy or similar governmental charge not imposed upon the Partnership (or any of its Subsidiaries) or on their respective properties. It in understood and agreed that, for the purposes of the preceding sentence, Losses shall be deemed not to arise out of or be based upon the gross negligence or wilful misconduct of a Partner (or any of its Affiliates) solely because it arises out of or is based upon the gross negligence or wilful misconduct of a director, officer or employee of such Partner (or any of its Affiliates) if at the time of such gross negligence or willful misconduct such director, officer or employee was also a Seconded Employee or a member of the Governing Board of the Partnership acting in his capacity an such.
(d) The provisions of this Section 12.03 shall survive each of the termination of this Agreement, the dissolution of the Partnership and the withdrawal of either Partner.
SECTION 12.04.  Assertion of Claims. (a) In the event that a Person
(the "Indemnified Party") desires to assert its right to indemnification from a Person (an "Indemnifying Party") required to indemnify such Indemnified Party under this Article XII, the Indemnified Party will give the Indemnifying Party prompt notice of the claim giving rise thereto (a "Claim"), and the Indemnifying Party will undertake the defense thereof (unless the Claim is asserted against or related to or results from any action or failure to take action by such Indemnifying Party). The failure to promptly notify the Indemnifying Party hereunder shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced by the failure to so notify promptly.
(b) The Indemnified Party shall not settle or compromise any Claim without the written consent of the Indemnifying Party unless the Indemnified Party agrees in writing to forego any and all claims for indemnification from the Indemnifying Party with respect to such Claim. However, if the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim, the Indemnified Party will have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.
(c) If the Indemnifying Party has undertaken the defense of a Claim and (i) if there is a reasonable expectation that (x) a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments or (y) the Indemnified Party or Parties may have legal defenses available to it or them that are different from or additional to the defenses available to the Indemnifying Party, or
(ii) if the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party, the Indemnified Party shall nevertheless have the right, at the Indemnified Party's cost and expense, to defend such Claim.
ARTICLE XIII
Withdrawal Prohibited
SECTION 13.01. Withdrawal Prohibited. Except as otherwise specifically permitted by this Agreement, neither Partner may withdraw from the Partnership and neither Partner may effect or cause a termination or dissolution of the Partnership without the prior written consent of the other Partner (which consent may be withhold in its sole discretion).
ARTICLE XIV
Miscellaneous
SECTION 14.01. Amendments. This Agreement may be amended from time to time as mutually agreed upon by the Partners. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each Partner and state that it constitutes an amendment to the Sections of this Agreement specified therein.


IN WITNESS WHEREOF, this Agreement has been executed and delivered by each party as of the date first above written.
CIREL INC.,



By:
        Name:
        Title:


MICRUS HOLDINGS INC.,



By:
        Name:
        Title:





PARTNERSHIP AGREEMENT
Dated as of September 30, 1994
between
CIREL INC.
and
MICRUS HOLDINGS INC.





TABLE OF CONTENTS
Page
ARTICLE I
Definitions; Rules of Construction
and Documentary Conventions

SECTION 1.01    Certain Definitions             1
SECTION 1.02    Additional Definitions          1
SECTION 1.03    Rules of Construction and Documentary
Conventions             2

ARTICLE II

The Partnership

SECTION 2.01    Formation               2
SECTION 2.02    Name; Qualification             2
SECTION 2.03    Principal Office                2
SECTION 2.04    Term; Extension                 3
SECTION 2.05    Scope of Activity               3
SECTION 2.06    Powers          3
SECTION 2.07    Property Ownership              3
SECTION 2.08    Waiver of Rights of Partition and Dissolution
                3

ARTICLE III

Business Operations

SECTION 3.01    Business Dealings with the Partnership          4
SECTION 3.02    Other Activities                4
SECTION 3.03    Waiver of Conflict of Interest, etc.            5
SECTION 3.04    Business Plans and Related Matters              6
SECTION 3.05    Intellectual Property           7

ARTICLE IV

Actions by the Partners

SECTION 4.01    Matters Requiring the Consent of the Partners
                7
SECTION 4.02    Matters Requiring the Consent of a Partner              9
SECTION 4.03    Restrictions on Partners                10

ARTICLE V

Management and Operations of Partnership

SECTION 5.01    The Governing Board             10
SECTION 5.02    Officers; Employees             14
SECTION 5.03    Insurance               15

ARTICLE VI

Capital Contributions and Distributions

SECTION 6.01    Capital Contributions           15
SECTION 6.02    Distributions           17
SECTION 6.03    No Interest             18
SECTION 6.04    Withdrawal of Capital           18

ARTICLE VII

Capital Accounts and Allocations of Profit and Loss

SECTION 7.01    Capital Accounts                18
SECTION 7.02    Allocation of Net Profits and Net Losses                19
SECTION 7.03    Distribution in Kind            21
SECTION 7.04    Depreciation Recapture          21
SECTION 7.05    Allocation Between Assignor and Assignee
Partners                21
SECTION 7.06    Federal Income Tax Allocations          21
SECTION 7.07    Fiscal Year             22
SECTION 7.08    Elections               22

ARTICLE VIII

Accounting and Taxation

SECTION 8.01    Accrual Basis; Financial Accounting
Conventions             22
SECTION 8.02    Maintenance of Books of Account                 22
SECTION 8.03    Financial Statements            22
SECTION 8.04    Other Reports and Inspection            24
SECTION 8.05    Taxation                24
SECTION 8.06    Deposit of Funds                25
SECTION 8.07    Partnership Borrowings          25

ARTICLE IX

Initial Actions

SECTION 9.01    Partnership Actions             26
SECTION 9.02    Initial Members of the Governing Board          26

ARTICLE X

Certain Agreements of the Partners

SECTION 10.01   Transfer of or Liens on Partners' Interests             26
SECTION 10.02   Code Section 708 Limitation             27
SECTION 10.03   Special Purpose Covenant                27
SECTION 10.04   Maintenance of Existence; Consolidation,
                   Merger or Sale               27
SECTION 10.05   Taxes and Charges; Governmental Rules           27
SECTION 10.06   Further Assurances              27
SECTION 10.07   Escalation; Deadlock            28
SECTION 10.08   Change of Control of CIRRUS             28
SECTION 10.09   Additional Arrangements                 30
SECTION 10.10   Remedies Upon Event of Default;
                   Termination on Breach                30
SECTION 10.11   Limiting Agreements             32

ARTICLE XI

Dissolution

SECTION 11.01   Dissolution             35
SECTION 11.02   Dissolution by Agreement                35
SECTION 11.03   Dissolution Upon Event of Default               37
SECTION 11.04   Liquidation Proceeds            37

ARTICLE XII

Indemnification and Insurance

SECTION 12.01   Indemnification                 38
SECTION 12.02   Insurance               38
SECTION 12.03   Indemnification by and of the Partners          38
SECTION 12.04   Assertion of Claims             39

ARTICLE XIII

Withdrawal Prohibited

SECTION 13.01   Withdrawal Prohibited           40

ARTICLE XIV

Miscellaneous

SECTION 14.01   Amendments              40

APPENDIX

Appendix A              Definitions, Rules of Construction and
                Documentary Conventions

SCHEDULE

Schedule 5.01           Initial Delegation to Chief Executive
                Officer
Schedule 5.02           Initial Officers of the Partnership
Schedule 6.01(b)        Additional Capital Contributions